Exhibit 10.26
ARES MANAGEMENT CORPORATION

MEMORANDUM
[DATE]
TO:    [_____]
FROM:    Ares Management Corporation

RE: Incentive Fee Compensation Related to Ares Capital Corporation
This Memorandum (the “Memorandum”) confirms the agreement between you and Ares Management Corporation (together with its subsidiaries, the “Company”), effective as of [DATE] (the “Effective Date”), with respect to your profit participation interest related to the “incentive fees” earned by Ares Capital Management LLC (“ACM”), attributable to the investment activities of Ares Capital Corporation (“ARCC”) as set forth below, [[A: while you are employed by the Company or, if earlier, until the termination of the Management Agreement] // [B: until the earliest of (x) [DATE], (y) the termination of the Management Agreement or (z) such date you are no longer employed by the Company]]1 (such period, the “Term”). Unless otherwise specified herein, capitalized terms not otherwise defined in the body of this Memorandum are defined in Exhibit A.
This Memorandum should be retained in your files for future reference.
1.Incentive Fees. The Company serves as the day-to-day investment manager to ARCC. ARCC is as a closed-end publicly traded specialty finance company that has elected to be treated as a business development company.
a.Incentive Fee Allocation. Subject to Section 1.c. below, during the Term, on each Incentive Payment Date, the Company shall pay you your Allocation Percentage of any Incentive Fees and Capital Gains Fees (each as defined in the Management Agreement) the Company is entitled to receive during the applicable calendar quarter or year (the “Part I and Part II Incentive Compensation”).
b.Deferred Incentive Fees. Subject to Section 1.c. below, during the Term, on each Incentive Payment Date, the Company shall pay you your Allocation Percentage of any Deferred Incentive Fees (as defined in the Management Agreement) the Company is entitled to receive during the applicable calendar quarter or year[B: , based on your Allocation Percentage when such Deferred Incentive Fees were deferred] (the “Deferred Incentive Compensation” and, together with the Part I and II Incentive Compensation, the “Incentive Compensation”)[B: ; provided that with respect to Deferred Incentive Compensation earned and deferred by the Company during the (x) Term or (y) prior to the third anniversary (the “Severance Period”) following your Termination, as the case may be, such Deferred Incentive Compensation is received by the Company prior to the fifth anniversary of your Termination and in either case based on your Allocation Percentage at the time of deferral].
c.Limitations on Incentive Compensation. Notwithstanding anything to the contrary in this Memorandum but subject to Section 1.b above, the Company will only be obligated to pay you Incentive Compensation to the extent the Company actually receives the related Incentive Compensation from ARCC during the applicable quarter or year [A: and, subject to Section 2, the Incentive Compensation will be payable at the times provided in Sections
1     Bracketed language in this Memorandum marked with A to be included for CEO. Bracketed language in this Memorandum marked with B to be included for recipients other than CEO.

1.a. and 1.b. so long as you have not been Dissociated as a partner from Ares Owners (as defined in the Ares Owners LP Agreement)].
2.Consequences of Termination of Employment. For the avoidance of doubt, this confirms that your employment with the Company is “at will.” As such, your employment may be terminated by you or the Company at any time, for any reason or no reason, with or without Cause. Moreover, this Memorandum is not intended as and is not a guaranty of future employment. In the event of your Termination, the following consequences will apply with respect to your Allocation Percentage of Incentive Compensation.
a.Resignation for Good Reason. Subject to Section 2.f., if you terminate your employment with the Company for Good Reason, on each of the first [A: twelve] // [B: twenty] Incentive Payment Dates following your Termination [A: (the “Severance Period”)], the Company shall pay you the following amounts (and you shall be entitled to no further compensation or benefits under this Memorandum):
i[[B: Part I and Part II Incentive Compensation]]
1.On the first through the fourth Incentive Payment Dates following your Termination, an amount equal to 100% of the [B: Part I and Part II] Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Termination Allocation Percentage,
2.On the fifth through the eighth Incentive Payment Dates following your Termination, an amount equal to 66.7% of the [B: Part I and Part II] Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Termination Allocation Percentage, and
3.On the ninth through the twelfth Incentive Payment Dates following your Termination, an amount equal to 33.3% of the [B: Part I and Part II] Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Termination Allocation Percentage.
ii[B: [Deferred Incentive Compensation] On each of the first twenty Incentive Payment Dates following your Termination, an amount equal to 100% of the Deferred Incentive Compensation (to the extent not previously paid) that is deferred during the Term or the Severance Period, as the case may be, that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Allocation Percentage when the associated Deferred Incentive Fees were deferred (and if deferred during the Severance Period, determined in accordance with the applicable percentage payable under this Section 2.a. with respect to the Part I and Part II Incentive Compensation in effect at the time such Deferred Incentive Fees were deferred).]
b.Resignation without Good Reason. Subject to Section 2.f., if you terminate your employment with the Company without Good Reason (i.e., your voluntary resignation), then subject to your continued compliance with your obligations set forth herein, [A: on each of the twelve Incentive Payment Dates following such Termination, the Company shall pay you the amount you would have received if you had terminated your employment for Good Reason pursuant to Section 2.a.] // [B: the Company shall pay you the following amounts:

i[Part I and Part II Incentive Compensation] On each of the first twelve Incentive Payment Dates following your Termination, an amount equal to 100% of the Part I and Part II Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date, and
ii[Deferred Incentive Compensation] On each of the first twenty Incentive Payment Dates following such Termination, an amount equal to 100% of the Deferred Incentive Compensation that is deferred during the Term or during the Severance Period that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Allocation Percentage when the associated Deferred Incentive Fees were deferred (and if deferred during the Severance Period, determined in accordance with the applicable percentage payable under this Section 2.b. with respect to the Part I and Part II Incentive Compensation in effect at the time such Deferred Incentive Fees were deferred). You shall be entitled to no further compensation or benefits.]
c.Termination for Cause. If the Company terminates your employment for Cause you will not be entitled to any further compensation or benefits under this Memorandum.
d.Termination without Cause. Subject to Section 2.f., if the Company terminates your employment without Cause, the Company shall pay you the amount you would have received if you had terminated your employment for Good Reason pursuant to Section 2.a. and you shall be entitled to no further compensation or benefits under this Memorandum.
e.Death or Disability. Subject to Section 2.f., if your employment is terminated due to your death or Disability, [A: on each of the twelve Incentive Payment Dates following such termination, the Company shall pay you 50% of the Incentive Compensation that you would otherwise have been entitled to pursuant to Section 1 if you were still employed by the Company on such date, based on your Termination Allocation Percentage] // [B: the Company shall pay you the following amounts:
i[Part I and Part II Incentive Compensation] On each of the first twelve Incentive Payment Dates following your Termination, 50% of the Part I and Part II Incentive Compensation that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date, based on your Termination Allocation Percentage, and
ii[Deferred Incentive Compensation] On each of the first twenty Incentive Payment Dates following your Termination, 100% of the Deferred Incentive Compensation that is deferred during the Term or during the Severance Period that you would otherwise have been entitled to receive pursuant to Section 1 as if you were still employed by the Company on such date based on your Allocation Percentage when the associated Deferred Incentive Fees were deferred (and if deferred during the Severance Period, determined in accordance with the percentage payable under this Section 2.e. with respect to the Part I and Part II Incentive Compensation at the time such Deferred Incentive Fees were deferred). You shall be entitled to no further compensation or benefits.]
f.Notwithstanding anything to the contrary in this Memorandum, iyou will not be entitled to any benefits payable pursuant to this Section 2 (“Severance Benefits”) unless you have, or your estate or representative has, (a) executed and delivered, and not revoked, the Company’s (and any Related Entity’s) then standard release of all claims against the Company and all Related Entities so that the standard release becomes effective and irrevocable on or before the sixtieth

(60th) day after the date of Termination, and (b) if requested by the Company, resigned from your then current positions, offices and appointments with the Company and all Related Entities; for Severance Benefits that would otherwise be paid to you prior to the sixtieth (60th) day after the date of your Termination, such Severance Benefits shall be made on the sixtieth (60th) day after the date of your Termination if the standard release requirement is then satisfied by you, iiyou will not be entitled to any Severance Benefits if you have breached any material provision of this Memorandum (including any of the Restrictive Covenants), whether during the Term or the Severance Period, commencing as of the date of such breach,
iii[B: the Company shall not be deemed “entitled to receive” any Incentive Compensation that is waived under the Management Agreement and you shall not be entitled to receive any Incentive Compensation that is waived whether or not earned during the Term and/or the Severance Period as applicable,
ivIf during employment or prior to the 3rd anniversary of the termination of your employment, for any reason, and as of such date you are or become convicted of, or plead guilty or no contest to, a felony under any federal or state statute punishable by a fine of more than $100,000 or incarceration of more than 90 days (a “Conviction”) and such felony occurred while you were employed by the Company, then as of the date of such Conviction you will no longer be entitled to receive Severance Benefits, or
vIf during employment or prior to the 3rd anniversary of the termination of your employment for any reason, and as of such date you are or become subject to any order, judgment or decree (whether entered by consent or after trial or adjudication) of any court, governmental agency or regulatory authority (including, without limitation, the Securities and Exchange Commission or state securities commissions) involving a material violation of federal or state securities laws or any rules or regulations thereunder that materially censures or imposes any material sanctions on you in connection with investment advisory securities related activities or that enjoins, bars, disqualifies, suspends or otherwise limits you from engaging in any investment related or securities related activities (an “Order”) in any such cases based on an act or acts committed by you while employed by the Company, then as of the date of such Order you will no longer be entitled to receive Severance Benefits.]
3.Restrictive Covenants. You acknowledge and agree to be bound by the restrictive covenants set forth in Exhibit B attached to this Memorandum (the “Restrictive Covenants”), which is incorporated into this Memorandum by reference and a part of this Memorandum for all purposes.
4.General Provisions.
a.This Memorandum is not transferable by you and constitutes an unsecured obligation of the Company. Ares Management Corp may assign this Memorandum to any affiliate.
b.This Memorandum, together with any corresponding annual award documentation respecting your Allocation Percentage, constitutes our entire agreement with respect to your profits participation interest attributable to the investment activities of ARCC from and after the Effective Date and sets forth the entire agreement as of the Effective Date with respect to your right to receive severance or similar payments under this Memorandum, and all prior and contemporaneous agreements and representations whether oral or written, including that certain [_____], shall be superseded as of the Effective Date. This Memorandum does not cover the terms of any relationship, if any, you may have with any Related Entity. For the avoidance of doubt, nothing in this Memorandum affects or amends in any way the interests you have in the Company or any Related Entity or any agreements with such entities.
c.This Memorandum may not be amended, waived or discharged except by a writing signed by both parties.
d.Any payments provided for hereunder will be paid net of any applicable withholdings. Except in the case of amounts that constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), the Company’s obligation to make any payments provided for in this Memorandum will be subject to set-off, counterclaim or recoupment of any amounts owed by you to the Company or any of its Related Entities.
e.By accepting this Memorandum you agree to the terms and conditions set forth in this Memorandum.
f.This Memorandum shall be governed by and construed in accordance with New York law irrespective of conflicts of laws principles that would require the application of the laws of another jurisdiction.
g.The provisions of this Memorandum will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
h.In the event there is any dispute between us that we are unable to resolve ourselves, we both agree that the exclusive remedy for determining any and all disputes, claims or causes of action, in law or equity, arising from or relating to this Memorandum will be, to the fullest extent permitted by law, by final, binding and confidential arbitration in New York, New York conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successor, pursuant to its then applicable rules. The arbitrator will have the same, but no greater, remedial authority than would a court of law and shall issue a written decision including the arbitrator’s essential findings and conclusions and a statement of the award. This agreement to resolve any disputes by binding arbitration extends to claims against the Company or any of its Related Entities or any of their respective past or present stockholders, members, partners, principals, directors, officers, managers, employees, agents, representatives or service providers and applies to claims arising out of federal, state and local laws, including claims of alleged discrimination on any basis, as well as to claims arising under the common law. Nothing in this Memorandum is intended to prevent the Company or any of its Related Entities from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party in any such arbitration proceeding, as determined by the arbitrator, or in any enforcement or other court proceedings, will be entitled to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses and attorneys’ fees. In the event of a conflict between this provision and any provision in the applicable rules of JAMS, the provisions of this Memorandum will prevail.
i.Upon the receipt of reasonable notice from the Company (including outside counsel), you agree that while employed by the Company and thereafter, you will respond and provide information with regard to matters in which you have knowledge as a result of your performing services for the Company or any of its Related Entities, and will provide reasonable assistance to the Company and its Related Entities and their respective representatives in defense of any claims that may be made against them, and will assist them in the prosecution of any claims that they may make, to the extent that such claims may relate to the period of your employment with the Company. You also agree to promptly inform the Company (to the extent you are legally permitted to do so) if you are asked to assist in any investigation of the Company or any of its Related Entities or any of their respective stockholders, members, partners, principals, directors, officers, managers, employees, agents, representatives or service providers (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against them with respect to such investigation, and shall not so assist unless legally required. In addition, you shall not make or induce other persons or entities to make any negative statements as to the Company or any of its Related Entities or their respective past or present stockholders, members, partners, principals, directors, officers, managers, employees, agents, representatives, other service providers, products, services, businesses, portfolio companies or reputation. The Company agrees to reimburse you for reasonable pre-approved expenses incurred by you in connection with providing the assistance described in this Section.
j.The payments and benefits under this Memorandum are intended to comply with or be exempt from Code Section 409A and shall be interpreted accordingly to the maximum extent permitted. The Company does not guarantee you any particular tax treatment with respect to this Memorandum or any payments hereunder. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A.
k.Other than in the case of a payment upon death, if you are deemed by the Company in good faith to be a “specified employee,” as defined in Code Section 409A(a)(2)(B)(i), in accordance with procedures set by the Company, any payments required to be made under Section 2 of this Memorandum, to the extent such payments constitute nonqualified deferred compensation, shall be delayed and not be paid during the six month period following the date of your Termination but such delayed or deferred amounts, as the case may be, shall be paid in a lump sum on the first business day immediately following the expiration of such six month period, or if earlier the date of your death, and any remaining payments shall be paid on the date such payments would have otherwise been paid without regard to this Section 3.k.
l.You shall only be entitled to receive the amounts set forth under Section 2 of this Memorandum upon your “separation from service” within the meaning of the regulations issued under Code Section 409A.
m.Your rights to receive any installment payments pursuant to this Memorandum shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Memorandum specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
n.Nothing in this Memorandum shall prohibit you from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulations; or (iii) otherwise fully participating in any federal, state or local whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Memorandum shall prohibit or prevent you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.
o.Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

ARES MANAGEMENT CORPORATION

Dated:	By:
Name:
Title:

Participant Name: [_____]

[Signature Page to Memorandum]

EXHIBIT A
Except as otherwise stated in the Memorandum to which this Exhibit A is attached, the following terms have the meanings assigned below:
1.“Affiliate” means, with respect to any person or entity, any other person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such person or entity; provided that[B: , other than Ivy Hill Asset Management, L.P.,] portfolio companies of any Related Entity will not be deemed to be Affiliates of the Company or any Related Entities.
2.“Allocation Percentage” means a percentage equal to [_]% ([__] bps out of [____] bps) subject at any time and from time to time to dilution for allocations to additional recipients or increased allocations to existing recipients, as reflected in your annual memorandum setting forth your profits participation interests (i.e., your Allocation Percentage of the Part I and/or Part II Incentive Fee), or as otherwise determined by the Company. For example, if the Company grants interests of [__]% to new or other employees, your Allocation Percentage will be correspondingly decreased by [__]% to [__]% ([__] bps out of [____]). For the avoidance of doubt, your Allocation Percentage may be increased or reduced (including to 0%) by the Company in its sole discretion at any time.
Without limiting the Company’s discretion to adjust your Allocation Percentage, the Company may in its sole discretion elect to reduce your Allocation Percentage in connection with an ARCC Incentive Fee Reduction. For the avoidance of doubt, any reduction to your Allocation Percentage other than in connection with an ARCC Incentive Fee Reduction shall constitute Good Reason (as defined below).
“ARCC Incentive Fee Reduction” means the Company’s election, in its sole discretion, to reduce your Allocation Percentage in exchange for a Restricted Unit Award granted on or around [ ] of the year in which the applicable reduction occurs. The targeted ARCC Incentive Fee Reductions are as follows:

Year	Reduced Allocation Percentage	Incentive Fee Restricted Units
[ ]	-[__]% ([__] bps of [____]bps)	[______]
[ ]	-[__]% ([__] bps of [____]bps)	[______]
[ ]	-[__]% ([__] bps of [____]bps)	[______]

3.“Ares Management Corp” means Ares Management Corporation, a Delaware corporation.
4.[A: “Ares Owners LP Agreement” means the Fifth Amended and Restated Agreement of Limited Partnership of Ares Owners, dated on or about July 1, 2021.]
5.[A: “Ares Owners” means Ares Owners Holdings L.P., a Delaware limited partnership.]
Exhibit A

6.“Award Agreement” means the Restricted Unit Agreement, dated on or about [ ], between you and Ares Management Corp.
7.“Cause” has the meaning ascribed in the Award Agreement.
8.“Disability” has the meaning ascribed in the Award Agreement.
9.“Equity Plan” means the Ares Management Corporation 2023 Equity Incentive Plan, as amended or restated from time to time, or any successor equity incentive plan adopted by the Ares Management Corp.
10.“Good Reason” has the meaning ascribed in the Award Agreement. For the avoidance of doubt, an ARCC Incentive Fee Reduction shall not constitute Good Reason for any purpose.
11.“Incentive Payment Date” means, with respect to any calendar quarter or, in the case of Capital Gains Fees, calendar year ending after the date of this Memorandum, 74 days after the end of such quarter or year (or if such day is not a business day, the business day immediately preceding such 74th day).
12.“Investment Fund” means any (a) U.S. domiciled or offshore investment fund, pooled investment vehicle, feeder fund, collective investment scheme, investment portfolio or alternative investment vehicle (whether formed as a limited partnership, limited liability company, corporation or other entity), (b) managed account or (c) any similar contractual arrangement, in each case, for which the Company or any of its Affiliates is compensated for acting, directly or indirectly, as general partner, manager, managing member, investment manager, trading manager, investment advisor or in a similar capacity.
13.“Management Agreement” means the Second Amended and Restated Investment Advisory and Management Agreement, dated as of June 6, 2019 (as amended, modified, restated, renewed or replaced), between ARCC and ACM; provided, that if the rights and obligations of ACM thereunder are subsequently performed by one of its Affiliates references to the “Management Agreement” herein will refer to any successor management agreement between ARCC and such Affiliate.
14.“Related Entity” means any (a) Affiliate of the Company or (b) Investment Fund.
15.“Restricted Unit Award” means an award of Restricted Units (as defined in the Equity Plan) granted pursuant to the Equity Plan. Unless otherwise determined by Ares Management Corp:
a.If a Restricted Unit Award is granted in connection with an ARCC Incentive Fee Reduction that occurs in calendar year [ ]or [ ], then the Restricted Units subject to such Restricted Unit Award will vest in four equal installments on each of [ ], [ ], [ ] and [ ], provided that you have not had a Termination (as defined in the Equity Plan) prior to the applicable vesting date.
b.If a Restricted Unit Award is granted in connection with an ARCC Incentive Fee Reduction that occurs in calendar year [ ], then the Restricted Units subject to such Restricted Unit Award will vest in three equal installments on each of [ ], [ ] and [ ], provided that you have not had a Termination prior to the applicable vesting date.
Exhibit A

c.Any Shares (as defined in the Equity Plan) that are issued in settlement of the Restricted Units prior to [ ] will be subject to a lock-up restriction (the “Lock-Up Restriction”). The Lock-Up Restriction will cease to apply to equal installments of Shares on each anniversary of the applicable vesting date through [ ]. For example, if 100,000 Shares are issued in settlement of the Restricted Units that vest on [ ], then [ ] of those Shares will cease to be subject to the Lock-Up Restriction on each of [ ], [ ] and [ ]. For clarity, none of the Shares issued in settlement of the Restricted Units that vest on [ ] will be subject to the lock-up restriction. The Company may, in its sole discretion and following your request, transfer the Lock-Up Restriction to other Ares Company (as defined in Exhibit B) equity awards held by you.
d.The terms of the Restricted Unit Awards will otherwise be materially consistent with the Award Agreement.
16.“Termination” means the date of termination of your employment.
17.“Termination Allocation Percentage” means your Allocation Percentage prior to the date of your Termination.
Exhibit A

EXHIBIT B
Capitalized terms used in this Exhibit B but not defined in this Memorandum have the meanings ascribed to them in the Second Amended and Restated Certificate of Incorporation of Ares Management Corporation, dated as of April 1, 2021, as may be amended and/or restated from time to time (the “Certificate of Incorporation”).
General
1.Duties.
(a)Subject to Section 1(b), while you are employed by, or providing services to, any Ares Company, you shall at all times:
(i)notwithstanding anything to the contrary in Section 13.01(b) and Section 13.02 of the Certificate of Incorporation, devote substantially all of your working time and efforts to the business and affairs of the Ares Companies on a full-time basis, other than (1) service with a charitable organization or on an industry or charitable board, panel or committee; (2) the management of certain existing investments listed on Schedule I and any follow-on investments with respect thereto (“Legacy Investments”) or (3) the management of your assets or the assets of, or providing investment advice to, family members (including through a “family office”), any trust established for your benefit or the benefit of one or more of your family members or any private foundation established or controlled by you or one or more of your family members (including making direct or indirect investments in, or providing financing to, public or private companies, joint ventures and other commercial enterprises) (“Family Office Investments”); provided, that, in the case of (x) each of clauses (1), (2) and (3), such activities do not interfere in any material respect with the performance of your duties for the Ares Companies and (y) clauses (2) and (3), such investments or assets do not include a business whose principal business is raising, investing and managing the capital of Funds, and
(ii)observe and comply in all material respects with all lawful rules, regulations, written policies and practices in effect or adopted by the Ares Companies that are generally applicable to employees or service providers (as applicable) of the Ares Companies at this time or in the future.
(j)For the avoidance of doubt, any periods of leave for your or any of your family member’s serious health condition shall not be considered “working time” under Section 1(a)(i). You acknowledge that any Legacy Investments and Family Office Investments are subject to written policies and practices in effect or adopted by the Ares Companies that are generally applicable to employees or service providers (as applicable) of the Ares Companies at this time or in the future; provided that any such policies and practices shall not require that you devote substantially all of your working time and efforts to the business and affairs of the Ares Companies on a full-time basis in a manner that prohibits investments or activities that are otherwise permitted by Section 1(a)(i).
2.Corporate Opportunities. While you are employed by, or providing services to, any Ares Company, you shall at all times:
(a)promptly disclose to Ares Management Corp all Potential Ares Business Opportunities (as defined below), and
Exhibit B

(b)not usurp or take advantage of any Potential Ares Business Opportunity personally or for the benefit of any other Person without first offering such opportunity to the Ares Companies.
“Potential Ares Business Opportunity” means a business opportunity that (i) you become aware of during your employment by, or provision of services to, any Ares Company and (ii) is of a substantially similar nature to an existing business of any of the Ares Companies or to a type of business that you have knowledge that an Ares Company is currently considering investing in or acquiring.
Confidentiality and Non-Disclosure
1.Business Partner Confidences. During the course of their businesses, the Ares Companies are entrusted with a variety of non-public information by their investors, portfolio companies, sponsors, consultants, operating advisors, joint venture partners, counter-parties and other Persons with whom or which they do business (collectively, “Business Partners”). The Business Partners expect that the Ares Companies will hold all such information, including the fact that such Business Partners are doing business with the Ares Companies and the specific matters on which such Business Partners are doing business, in the strictest confidence (“Business Partner Confidences”).
Definitions
2.
(a)“Ares Company” means any of (i) Ares Management Corp, (ii) Ares Management GP LLC, (iii) Ares Voting LLC, (iv) any entity that is or becomes part of the Ares Operating Group and (v) any entity in which any the foregoing directly or indirectly owns a majority interest or which any of the foregoing controls, or through which any of the foregoing directly or indirectly manages, directs or invests in a Fund, but excluding any Fund.
(b)“Confidential Information” means: (i) information developed by or on behalf of any of the Ares Companies or their Affiliates that is not generally known by persons not employed by the Ares Companies and that could not easily be determined or learned by someone outside the Ares Companies (including information concerning (A) clients, internal corporate policies and strategies, corporate opportunities, financial and sales information, personnel information (including personal, compensation, remuneration and bonus arrangements), forecasts, business and marketing plans, (B) the affairs or assets of the Ares Companies, private equity funds, accounts, or clients for which an Ares Company performs, directly or indirectly, services, any portfolio companies thereof or any prospective portfolio companies that are being actively considered, or (C) the nature and material terms of business opportunities, investment funds, portfolio investments, investors, business and investment proposals available to an Ares Company), (ii) Track Record (as defined below) and (iii) Business Partner Confidences. Confidential Information (x) includes both written information and information not reduced to writing, whether or not explicitly designated as confidential, (y) is of a special and unique nature and value to the Ares Companies, their Affiliates and their respective businesses and (z) provides the Ares Companies with a competitive advantage.
(c)“Fund” means any fund, investment vehicle or account which makes investments, whether managed by an Ares Company or any other party.
(d)“Relevant Entity” means any Ares Company and any entity in which any Ares Company, directly or indirectly, owns any interest, and any Fund to which any Ares Company provides services.
Exhibit B

(e)“Representative” means, with respect to any Person, any Affiliate, director, officer, employee, shareholder, member, manager, partner or agent of such Person.
(f)“Track Record” means all information that is not available to the general public related to the investments and performance of the Ares Companies and their affiliated investment managers and the investment vehicles managed by them, including such information as is typically used in the compilation of an investment performance table including, with respect to each such investment and investment entity, to the extent applicable: (i) the name of the company invested in, (ii) the date of an investment, (iii) the dollar amount invested, the number and type of securities purchased and any other relevant terms of such purchase, (iv) the total dollar amount of proceeds realized, (v) the date of realization, (vi) the amount of any unrealized value, (vii) the multiple of investment cost, (viii) the internal rate of return, and (ix) any other data relevant to the performance of such investments and funds. All Track Record is proprietary, confidential, and is the sole and exclusive property of the Ares Companies.
3.Duty to Preserve Confidential Information. In and as a result of your employment or other relationship with the Ares Companies, you will acquire and be making use of Confidential Information. At all times during the existence of the Ares Companies, you shall, and shall cause your Representatives (which shall not include any Person solely because such Person is an employee or Representative of the Ares Companies or any of their respective Affiliates or any other Relevant Entity while you are an employee of the Ares Companies) to, maintain the confidentiality of, and not disclose to any person or use in any way, any Confidential Information other than your good faith disclosure (a) as is reasonably necessary and appropriate in the course of, and in furtherance of, the conduct of the business of the Ares Companies or any of its Affiliates or any other Relevant Entity, or (b) (i) as you reasonably believe (after consultation with counsel) to be required by law, court order or regulatory authority, (ii) to your legal, tax or other professional advisors or (iii) to any bank or other lender or to any family member, in each case, to the extent such Confidential Information is included in any of your financial statements, provided you obtain reasonable assurances that such information will be treated confidentially. Nothing in this Section or otherwise in this Memorandum prohibits or restricts you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
4.Company Documents. All documents, in hard copy or electronic form, received, created or used by you in connection with your employment with, or provision of services to, an Ares Company are and will remain the property of the Ares Companies. Except as set forth in this Section 6, you shall return all such documents (including all copies) promptly upon the termination of your employment or service and agree that, during and after your employment or service, you will not, under any circumstances, disclose those documents to anyone outside the Ares Companies or use those documents for any purpose other than (a) the advancement of the interests of the Ares Companies or (b) your good faith disclosure (i) as you reasonably believe (after consultation with counsel) to be required by law, court order or regulatory authority, (ii) to your legal, tax or other professional advisors or (iii) to any bank or other lender or to any family member, in each case, to the extent such Confidential Information is included in any of your financial statements, provided you obtain reasonable assurances that such information will be treated confidentially. You are authorized to retain documents (1) related to the terms of your employment by any Ares Company, (2) related to equity interests in the Ares Companies so long as you (or any of your permitted transferees) hold the equity interests in Ares Management Corp or are entitled to any amounts with respect thereto, (3) related to amounts due to you pursuant to any agreement between you and any Ares Company or other Relevant Entity, (4) for any of the purposes set forth in clause (b) of this Section 6 for so long as you reasonably believe retention of documents may serve any such purpose or (5) if such documents only contain information that is available to the general public.
Exhibit B

Restrictive Covenants
5.Notice of Intent to Resign. If you wish to resign from your employment by, or cease providing services to, an Ares Company, you shall give such Ares Company two months of advance written notice of your intent to do so (the “Termination Notice Period”). After receipt of such notice:
(a)such Ares Company, in its sole discretion, may (i) require you to continue working or providing services during the Termination Notice Period, (ii) relieve you of some or all of your work responsibilities during the Termination Notice Period or (iii) advance your effective date of termination to an earlier date after receipt of such notice but prior to the last day of the Termination Notice Period (provided that in the case of clause (i) or (ii) you will be entitled to your normal base compensation and benefits through and including the last day of the Termination Notice Period, and in the case of clause (iii) you will be entitled to a payment in lieu of notice equal to the base compensation you would have received (based on your base compensation rate as in effect immediately prior to your effective date of termination) beginning on the day immediately following your effective date of termination and ending on the last day of the Termination Notice Period that would have been applicable but for the Ares Company’s election to advance your effective date of termination in accordance with this Section 7(a)); and
(b)Ares Management Corp may take any actions with respect to any equity interests in Ares Management Corp that Ares Management Corp is entitled to take upon any such termination pursuant to the Certificate of Incorporation or the Equity Plan.
In the event that an Ares Company wishes to terminate your employment with such Ares Company without Cause, it will provide you with written notice of no less than the Termination Notice Period, subject to the same discretionary rights reserved by Ares Companies in Section 7(a) above.
6.Covenant Not To Compete.
(a)A Person shall be deemed to have engaged in a “Competitive Business Activity” if such Person (i) owns, manages, operates, controls, or participates in the ownership, management, operation, or control of, (ii) is employed by or (iii) renders services or advice to, or consults with, any other Person in any Competitive Business. The foregoing shall not apply to (A) passive investments in up to 5% of any class of securities (x) listed on any national or regional securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934 or (y) in a private company made by you that have been approved by the compliance department of the Ares Companies (in the case of each of clauses (x) and (y), so long as such Person does not otherwise actively participate in the business activities of such enterprise), (B) Legacy Investments, (C) Family Office Investments or (D) passive investments in up to 20% of any class of securities of a private Fund that has been approved by the compliance department of the Ares Companies (so long as such Person does not actively participate in the business activities of such enterprise). “Competitive Area” means, as of the applicable date, the geographic area in which Ares Management Corp, directly or indirectly through any other Ares Company or a Fund managed by an Ares Company, conducts business. “Competitive Business” means, as of the applicable date, the business engaged in by Ares Management Corp directly or indirectly through any other Ares Company or a Fund managed by an Ares Company. As of the date hereof, a Competitive Business includes, but is not limited to, creating Funds, and raising, investing and managing the capital of Funds. “Restricted Period” means the period beginning on the date hereof and ending on the two-year anniversary of the Termination Date, provided that the Restricted Period will be reduced by any period during the Termination Notice Period that an Ares Company relieves you of all of your work responsibilities. You acknowledge that the Ares Companies are in a highly competitive industry and that your participation in a Competitive
Exhibit B

Business during the Restricted Period may jeopardize the Confidential Information and relationships with the Business Partners. You agree that if you resign from your employment by, or cease providing services to, an Ares Company, or are terminated for Cause, you will not directly or indirectly, independently or in cooperation with any other Person (including without limitation a Person you own, manage, operate, control or participate in the ownership, management, operation or control of), engage in a Competitive Business Activity in a Competitive Area (whether or not for compensation) during the Restricted Period. You agree that this covenant is necessary for the protection of trade secrets and reasonable with respect to its duration, geographical area and scope, in light of the nature and worldwide scope of the business activities of the Ares Companies.
(b)Without limiting the foregoing, should you (or a Person you own, manage, operate, control or participate in the ownership, management, operation or control of) consider engaging in any activity that is or may be a Competitive Business Activity in a Competitive Area during the Restricted Period, you shall provide Ares Management Corp with two weeks advance written notice of your intention to do so and of the nature of your anticipated job responsibilities in sufficient detail to allow Ares Management Corp to meaningfully exercise its rights hereunder.
(c)An executive officer of Ares Management Corp may decide, in its sole discretion, to waive, modify or condition its rights (in a manner favorable to you) under this Section 8. In particular, an executive officer of Ares Management Corp may agree to waive or modify (in a manner favorable to you) this Section 8 if the work you will be performing for a competitor is different from the work you were performing during your employment with, or provision of services to, an Ares Company.
7.Non-Solicitation of Clients. You have gained or will gain knowledge of the identity, characteristics and preferences of the Business Partners and other Confidential Information, which you may inevitably draw upon if you were to solicit or service the Business Partners on behalf of a Competitive Business. Accordingly, until the expiration of the Restricted Period, you shall not, directly or indirectly, whether on your own behalf or on behalf of another Person, (i) solicit investments from, solicit the business of or perform any services of the type you performed for actual or prospective Business Partners as to which (x) you performed services or had direct contact, or (y) you had access to Confidential Information, in each case, during the course of your employment by, or provision of services to, any Ares Company (a “Covered Business Partner”) or (ii) encourage or assist any Competitive Business to solicit or service any actual or prospective Covered Business Partner, or otherwise seek to encourage or induce any such Covered Business Partner to cease doing business with, or reduce the extent of its business dealings with, any Ares Company. The prohibitions contained in this Section 9 shall not apply to any Business Partner you developed a relationship with without any substantial assistance from any Ares Company, provided you so demonstrate in writing during your employment with or provision of services to an Ares Company or within 30 days following the Termination Date. “Termination Date” means the date you become no longer employed by, and cease to provide services to, the Ares Companies at any time for any reason.
8.Non-Solicitation of Employees. Until the expiration of the Restricted Period, you shall not, directly or indirectly, whether on your own behalf or on behalf of some other Person, (a) solicit, hire or seek to hire any person who is at that time (or was during the prior six months) an employee (other than an employee that was terminated by the Ares Companies without “cause”) of any Ares Company in the United States or (b) induce or encourage any employee, consultant, independent contractor, representative or other agent of any Ares Company in the United States to terminate or reduce their employment or other business relationship or affiliation with any of the Ares Companies. Notwithstanding anything to the contrary herein, you shall not be in breach of this Section 10 due to any general solicitation that is not specifically targeted at any employees of any Ares Company.
Exhibit B

9.Non-Interference.
(a)Until the expiration of the Restricted Period, you shall not, directly or indirectly, (i) induce or encourage any Person, including any provider of goods or services, to terminate or diminish its business relationship with any Ares Company or their affiliated investment managers and the investment vehicles managed by them, or (ii) take any other action that could, directly or indirectly, be detrimental to the relationships of any of the Ares Companies or Funds managed by them with their providers of goods or services or other business affiliates or that could otherwise interfere with the business of any of the Ares Companies or Funds managed by them.
(b)Both during and after your employment or provision of services, you will not directly or indirectly, make or publish any disparaging or derogatory statements or otherwise disparage (even by making truthful statements) (i) any Ares Company or any Affiliate, director, officer, member, manager or partner thereof, (ii) any Person that you know to be (or have been) a Business Partner (in its capacity as such), or (iii) any Person that you know to have been a Representative of any Person included in the foregoing clause (ii) (in such Representative’s capacity as such), in each case, except (A) as may be required by applicable laws, court orders, regulatory authorities or listing exchanges or (B) in confidence to your legal or other professional advisors who need to know such information. Nothing in this Section or otherwise in this Memorandum prohibits or restricts you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
Intellectual Property
10.During your employment with, or while you are providing services to, any of the Ares Companies, you shall fully and promptly disclose to the Ares Companies, without additional compensation, all ideas, original or creative works, inventions, discoveries, computer software or programs, trading strategies, statistical and economic models, improvements, designs, formulae, processes, production methods and technological innovations, in each case, whether or not patentable or copyrightable, which, during your employment with any Ares Company are made, conceived or created by you, alone or with others, during or after usual working hours, either on or off your job, that (a) are related to the business of any of the Ares Companies or (b) relate in any way to tasks assigned to you by any Ares Company (collectively, “Intellectual Property”). You acknowledge and agree that the Ares Companies own all such Intellectual Property rights as works made for hire to the fullest extent of the law. For the avoidance of doubt, you hereby assign to the Ares Companies all Intellectual Property rights in any and all media now known or hereafter developed, along with all existing causes of action, known or unknown. At any time, whether during or after your employment or provision of services, you shall sign all papers and do such other acts and things as any Ares Company deems necessary or desirable and may reasonably require of you to protect the rights of any of the Ares Companies to such Intellectual Property, including applying for, obtaining and enforcing patents or copyrights with respect to such Intellectual Property in any and all countries.
Other Terms
11.This Exhibit B shall be binding upon and shall inure to the benefit of the respective heirs, successors, permitted assigns and legal representatives of you and the Company. Each of the Ares Companies, including the Ares Company that is your employer, is an intended beneficiary of this Exhibit B.
12.If a court of appropriate jurisdiction or an arbitrator, as applicable, determines that any term or provision of this Exhibit B shall be invalid or unenforceable under applicable law,
Exhibit B

such invalidity or unenforceability shall not invalidate the entire Exhibit B or any other term or provision in Exhibit B. In that case, such court or arbitrator shall reform and narrow such term or provision to the extent necessary to make it enforceable or valid to the maximum extent permitted by any applicable law, and, in the event such term or provision cannot be so limited, this Exhibit B shall be construed to omit such invalid or unenforceable provisions without affecting the validity of the rest of this Exhibit B.
13.You and the Company agree that (a) irreparable damage may occur if any provision of this Exhibit B were not performed in accordance with the terms hereof, (b) no provision hereof shall preclude any party from obtaining provisional relief, including injunctive relief, from a court of appropriate jurisdiction to protect its rights under this Exhibit B, and (c) the parties shall be entitled to seek an injunction to prevent breaches of this Exhibit B or to enforce specifically the performance of the terms and provisions thereof in accordance with the provisions of this Section 15, in addition to any other remedy to which they are entitled at law or in equity. No party seeking relief under this Section 15 shall be required to post a bond or prove special damages.
14.You shall, upon Ares Management Corp’s request, execute such further documents and take such other actions as may be permitted or required by law to implement the purposes, objectives, terms, and provisions of this Exhibit B.
15.As used herein: (a) the defined terms herein shall apply equally to both the singular and plural forms of such terms; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Exhibit B, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) any pronoun shall include the corresponding masculine, feminine and neuter forms; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Exhibit B as a whole and not to any particular article, section or other provision hereof; (g) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Exhibit B; (h) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (i) “or” is used in the inclusive sense of “and/or”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and (k) reference to dollars or $ shall be deemed to refer to U.S. dollars.
16.You acknowledge that you understand the terms and conditions set forth in this Exhibit B and have had adequate time to consider whether to agree to them and to consult a lawyer or other advisor of your choice if you wish to do so.
17.NOTHING IN THIS EXHIBIT B PROHIBITS YOU FROM REPORTING POSSIBLE VIOLATIONS OF FEDERAL LAW OR REGULATION TO ANY GOVERNMENTAL AGENCY OR ENTITY, INCLUDING BUT NOT LIMITED TO THE DEPARTMENT OF JUSTICE, THE SECURITIES AND EXCHANGE COMMISSION, THE CONGRESS, ANY AGENCY INSPECTOR GENERAL, AND THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION OR MAKING OTHER DISCLOSURES THAT ARE PROTECTED UNDER THE WHISTLEBLOWER PROVISIONS OF FEDERAL, STATE OR
Exhibit B

LOCAL LAW OR REGULATION. YOU DO NOT NEED THE PRIOR AUTHORIZATION OF THE COMPANY TO MAKE ANY SUCH REPORTS OR DISCLOSURES AND YOU ARE NOT REQUIRED TO NOTIFY THE COMPANY THAT YOU HAVE MADE SUCH REPORTS OR DISCLOSURES. NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, AND IN ACCORDANCE WITH THE DEFEND TRADE SECRETS ACT OF 2016, THE COMPANY HEREBY NOTIFIES YOU THAT AN INDIVIDUAL CANNOT BE HELD CRIMINALLY OR CIVILLY LIABLE UNDER ANY FEDERAL OR STATE TRADE SECRET LAW FOR THE DISCLOSURE OF A TRADE SECRET THAT: (A) IS MADE IN CONFIDENCE TO A FEDERAL, STATE, OR LOCAL GOVERNMENT OFFICIAL (EITHER DIRECTLY OR INDIRECTLY), OR TO AN ATTORNEY, SOLELY FOR THE PURPOSE OF REPORTING OR INVESTIGATING A SUSPECTED VIOLATION OF LAW, OR (B) IS MADE IN A COMPLAINT OR OTHER DOCUMENT FILED IN A LAWSUIT OR OTHER PROCEEDING, IF SUCH FILING IS MADE UNDER SEAL. THE COMPANY ALSO NOTIFIES YOU THAT AN INDIVIDUAL WHO FILES A LAWSUIT FOR RETALIATION BY AN EMPLOYER FOR REPORTING A SUSPECTED VIOLATION OF LAW MAY DISCLOSE THE TRADE SECRET TO THE ATTORNEY OF THE INDIVIDUAL AND USE THE TRADE SECRET INFORMATION IN THE COURT PROCEEDING, IF THE INDIVIDUAL FILES ANY DOCUMENT CONTAINING THE TRADE SECRET UNDER SEAL, AND DOES NOT DISCLOSE THE TRADE SECRET, EXCEPT PURSUANT TO A COURT ORDER.
Exhibit B

Schedule I

Exhibit B